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                                                                    EXHIBIT 99.2



           HEADLINE: S&P Lowers Ratings on Fleetwood Enterprises, Inc.



         RD Headline: Ratings on Fleetwood Enterprises, Inc. Lowered and Placed on CreditWatch With Negative Implications

         Standard & Poor's today lowered its rating on Fleetwood Enterprises, Inc. to double-`B' plus from triple - `B' plus. In addition, the rating on the company's $250 million convertible trust preferred stock was lowered to single-`B'- plus from triple-`B'- minus. Both ratings are placed on CreditWatch with negative implications.

         The rating action follows a recent, sizeable third quarter loss related to a goodwill impairment charge and continued weak performance within the company's retail, manufactured housing, and recreational vehicle business segments. The negative CreditWatch listing is prompted by the tripping of a debt covenant related to an $80 million senior note private placement.

         Mirroring very weak industry-wide conditions, unit sales within Fleetwood's manufactured housing and recreational vehicle business segments for the third quarter ending January 28, slid a material 46% and 30%, respectively. While the company's manufactured housing group remained modestly profitable, the retail housing and recreational divisions generated losses of $25 million and $29 million, respectively. This performance compared to a modest loss at retail last year and a $20 million profit within the recreational vehicle group for the same period.

         While both manufacturers and retailers within the manufactured housing industry have been working to reduce excess retail inventory for close to two years, competition from repossessed units and continued very tight lending conditions within the sector have hampered this effort. At the same time, demand has also fallen off sharply in each of Fleetwood's three recreational vehicle divisions, no doubt negatively impacted by signs of the slowing economy, waning consumer confidence, and higher fuel costs.

         In addition to the operating loss of $56 million for the quarter, Fleetwood recorded noncash charges of close to $175 million related to the write down of goodwill, which was associated with retail acquisitions, and the shuttering of an additional six manufacturing facilities. The loss reduces the company's book equity base to about $333 million and pushes leverage (debt plus trust preferred stock) to 60% from 50%.

         The company is in the process of pursuing refinancing alternatives to replace its current floor plan financing. In addition, Fleetwood currently has about $90 million in unrestricted cash balances. Ratings will remain on CreditWatch pending the curing of aforementioned covenant default and finalization of long term financing, Standard & Poor's said. -- CreditWire



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